United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
June 12, 2007
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MDU COMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way
Totowa, New Jersey 07512
(Address of principal executive offices including zip code)

(973) 237-9499
Registrant's telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 12, 2007, MDU Communications International, Inc, (the “Company”) held a webcast and dial in conference call to discuss recent material events, new business initiatives and the summary results of an independent valuation and governance report commissioned by a special committee of the Company's Board of Directors. Material points discussed in the webcast and conference call are set forth below:

(1)
The Company entered into a new Key Account Operator Agreement with DIRECTV effective June 1, 2007 which replaced the current agreement dated September 29, 2003. The material discussion points of this new DIRECTV agreement were set forth in the Company’s 8-K filed with the Securities and Exchange Commission on June 7, 2007.

(2)
The Company has completed a majority of its due diligence on the Multiband Corporation asset acquisition referenced in the Company’s 8-K filed with the Securities and exchange Commission on April 23, 2007 and has turned its attention to the potential customer service and subscriber management services to be provided by Multiband. The subscriber management system services would include billing integration services with DIRECTV. The Company and Multiband hope to close a transaction in the near future subject to the successful conclusion of due diligence and final negotiations.

(3)
The Company recently signed a letter of intent with an entity providing video and Internet services in one of the Company’s core markets to purchase between two and four thousand subscribers and associated assets with a goal of closing the transaction in the fourth fiscal quarter. The Company is also in advanced stages of discussions with two other acquisition candidates representing between five and ten thousand private cable subscribers in one of the Company’s core markets. The Company’s financing partners who provided the $20 million credit facility are supportive of the Company’s acquisition strategy.

(4)
The Company has reached a tentative agreement to sell a certain number of non-core assets for approximately $2,000 per subscriber and anticipates this transaction may close in the fourth fiscal quarter.

(5)
The Board of Directors of the Company formed a special committee made up of independent directors (the “Special Committee”) to evaluate potential scenarios to increase shareholder value, such as asset sales, asset acquisitions, common stock repurchase and the Company’s equity use policy. The Special Committee retained an independent telecommunications consulting firm to prepare a valuation analysis (the “Report”). The Report was separated into two parts, (i) a valuation of the Company’s business and methods/strategies to enhance this value, and (ii) an analysis of the Company’s corporate governance and compensation, including use of equity based compensation.

(a)
Regarding valuation, three valuation scenarios were prepared, (i) a “Break-Up” scenario under which the Company sold all of its assets, (ii) a “Going Concern” scenario based on its current business plan forecast and projections, and (iii) a “Specific Asset Liquidation” scenario assessing the impact of divesting assets outside of its key subscriber clusters. These valuation analyses do not take the terms of the new DIRECTV agreement referenced above into consideration.

The Break-Up valuation analysis determined what value a third party purchaser would place on the Company’s assets as cash flow generating assets. This approach determined the cash flow that a purchaser could derive from the Company’s assets and the multiple such a purchaser would likely pay for each dollar of incremental cash flow. EBITDA margins from ten other companies in the cable and telecommunications sector were gathered and analyzed by the consultants and the Report determined that they had an average EBITDA margin of 32% and an average share price valuation multiple of 10.6 times EBITDA. A conservative revenue growth premium of 25% was added to the Company’s revenue to account for the probability a purchaser would generate a higher ARPU given that the Company only recognizes a portion of the total fees a customer remits to DIRECTV. The Break-Up valuation range, discounted for debt, was at significant premium, of between $1,800 and $2,000 per subscriber, to the Company’s market price per share, which was in the $0.90 per share range at the time of the report (equating to a value per subscriber of approximately $975).

The second analysis was a Going Concern valuation based on the Company’s forecasted cash flows assuming a conservative growth base case, low growth case and moderate to high subscriber growth case over a period of time. The cost of capital was factored into the projections. The Company valuation per share in each of these Going Concern scenarios exceeded the Company’s current market price per share. The conservative growth base case and moderate to high growth valuation scenarios exceeded the Company’s current market price per share by substantial margins. Specifics were not mentioned due to the confidential nature of the Company’s projections.

The third analysis was a Specific Asset Liquidation valuation which was prepared to determine whether an increase in shareholder value would result in the sale of subscribers in certain regions, and if so, at what price. In order to complete this analysis the Company’s subscriber base was separated into high and normal operating cost property clusters. Potential sale scenarios were measured against the potential impact on the Company’s EBITDA in fiscal 2007 and going forward. Based on the results of this analysis, certain of the Company’s properties and subscribers in various regions were identified as candidates for asset sale consideration. Additionally, a base level target price was established that would represent a positive return for shareholders. Selling for less than this price would decrease value, selling for more than this price would enhance value. The Report further assessed how two other initiatives could impact the decision to dispose of some of these assets. First, organic growth around these clusters would improve the economics of serving these properties, and therefore, the sale would not be in the best interests of shareholders in the long term. Second, acquisitions of subscribers in these cluster areas would improve the economics and thus also impact the decision to sell certain subscribers in these clusters. The Report also indicated that any acquisition of subscribers with a higher EBITDA margin than these properties, located in the same areas and in other normal cost regions, should be pursued if a certain purchase price range could be obtained. The impact on shareholder value would be positive and potentially significant.

(b)
The Report also analyzed a repurchase of shares of the Company’s common stock and under what conditions a share repurchase would add value and how much value in terms of share price appreciation. The Report provided a set of guidelines and rationale for a potential share repurchase. However, the Report cited that the Company’s current operations are such that any unnecessary increase in debt to repurchase shares would increase the Company’s financial risk which could hamper the Company’s ability to invest in properties for long term economic benefit. The Report also stated that a share repurchase may alter the market’s expectations of the present value of future earnings and may signal that the Company has run out of opportunities for growth. The Report concluded that a share repurchase would not likely have a positive sustainable impact on share price until after the Company reached a critical mass of subscribers that provided regular recurring positive cash flow.

(c)
The second part of the Report focused on corporate governance and compensation, specifically equity based (stock and options) compensation. In order to assess these issues and benchmark the Company, the consultants compared the Company to thirty other companies with the following characteristics; NASDAQ or OTC Bulletin Board listing, communications sector, and market caps under $220 million. In addition to the comparative with these thirty companies, a second comparative was performed against the information from the Institute of Shareholder Standards Corporate Governance Quotient (the “ISSCGQ”) which contains data from 8,000 listed companies. The dual roles of Chairman and CEO along with other potential strengths and weaknesses of the Company’s governance policies and its Board of Directors were compared to the ISSCGQ as listed in Yahoo Finance.

This information was examined to determine (a) the impact and effectiveness of the Company’s overall governance practices, (b) the appropriateness of compensation plans and whether the ties to financial performance were adequate, (c) the potential dilutive impact on equity based compensation, and (d) the impact on the value of the Company due to market perceptions relating to governance. The Report stated that the Company was in the middle of the pack when compared to the data collected from the 8,000 companies included in the ISSCGQ. Most of these companies are listed on exchanges with more stringent governance criteria than that required by the OTC Bulletin Board.

(d)
The Report also concluded that although there were many instances of dual roles of CEO and Chairman in companies with good governance practices, this function was increasingly being split in order to adhere to a higher standard of corporate governance associated with other recognized exchanges. The Report stated the Company has the proper checks and balances in place given its Board and committee structure to ensure good governance practices, however, it recommended that either a lead director be appointed or the dual role of CEO and Chairman be separated. Furthermore, it recommended the compensation committee and governance committee meet more frequently. Historically, the audit committee has met quarterly and the other committees have met once or twice per year. The other committees will begin meeting three to four times per year per the Report’s recommendation. With respect to compensation, the Report concluded the Company’s compensation plans are well in line with comparatives and the incentive plans were well grounded in specific performance metrics.

(e)
In reviewing the contents of the Report, the Board has unanimously determined that consistent with its past practices of trying to be ahead of the curve for a company of its market capitalization, that the role of CEO and Chairman will be separated, and as such, following the Company’s Annual General Meeting on June 26, 2007, Mr. Nelson will relinquish the role of Chairman of the Board but will continue to serve as a director.

(e)	The Board is in the process of preparing an information overview of certain items contained within the Report and this overview will be posted to the Company’s web site in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Sheldon Nelson
Sheldon Nelson
Chief Executive Officer

Dated: June 13, 2007